Exhibit 4.1

Description of Dime Community Bancshares, Inc. Securities

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Dime Community Bancshares,” the “Company,” “we,” “us,” “our” or similar references mean Dime Community Bancshares, Inc.

Description of Common Stock

We are authorized to issue 90,000,000 shares of capital stock, 80,000,000 of which are shares of common stock, par value of $0.01 per share, and 10,000,000 of which are shares of preferred stock, par value of $0.01 per share. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All of our shares of common stock are duly authorized, fully paid and nonassessable.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the Board of Directors out of funds legally available therefor. Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except when the Company is insolvent or would be made insolvent by the dividend. In addition, we may pay dividends and other distributions either (1) out of surplus, so that our net assets remaining after such payment or distribution shall at least equal the amount of our stated capital, or (2) if we have no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that, if our capital is less than the aggregate amount of the stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, we may not pay dividends out of such net profits until the deficiency in the amount of stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets shall have been repaired. Under the terms of the Company’s 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, unless full dividends for the most recently completed preferred stock dividend period on all outstanding shares of preferred stock have been declared and paid in full or declared or a sum sufficient for the payment thereof has been set aside, dividends may not be paid to the holders of our common stock (except for stock dividends and a dividend in connection with a stockholders’ rights plan).

Voting Rights

The holders of our common stock are generally entitled to one vote per share.

Board of Directors

Our bylaws provide that the Board of Directors must consist of not less than five nor more than 25 directors, the exact number to be determined by resolution of a majority of the full Board of Directors. The members of the Board of Directors are elected on an annual basis. Directors are elected by a plurality of the votes cast by shareholders present at the annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and the holders of any preferred stock, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Certain Provisions in Our Certificate of Incorporation, Our Bylaws, and Applicable Laws and Regulations

Our certificate of incorporation, our bylaws, and applicable federal and New York laws and regulations contain a number of provisions relating to corporate governance and rights of shareholders that might have the effect of delaying, deferring or preventing a change in control of the Company. Such provisions are listed below.

Provisions in our Certificate of Incorporation and Bylaws

Prohibition of Cumulative Voting. Our shareholders are not entitled to cumulative voting in the election of directors.

Restrictions on Call of Special Meetings. Our bylaws provide that special meetings of stockholders can be called by the Board of Directors.

Amendments to Certificate of Incorporation. Our certificate of incorporation provides that certain provisions may only be amended by the approval of 75% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 75% of directors then in office.

Business Combinations Involving Interested Shareholders. Our certificate of incorporation provides that an “interested shareholder” (a person who owns or an affiliate or associate of the Company who has owned in the previous two-year period more than 5% of the Company’s common stock) may engage in a business combination with the Company (i) if approved by the affirmative vote of not less than 75% of the votes entitled to be cast by the holders or (ii) (a) if approved by 75% or more of the continuing directors and (b) the per share value of the consideration for the transaction is equal to the higher of the highest per share price paid by the interested shareholder in acquiring Company common stock in the preceding two years and the fair market value per share of common stock on the date on which the interested shareholder became an interested shareholder.

Evaluation of Offers. Our certificate of incorporation provides that the Board of Directors may, in the context of opposing a tender offer, take into account (i) the social and economic effects of the offer or transaction on the employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which we operate or are located, (ii) the reputation and business practices of the offeror and its management and affiliates, and (iii) the business and financial condition and earnings prospects of the offer or, including the possible effect of such conditions on the other elements of the communities in which we operate or are located.

Federal Laws and Regulations

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

New York Business Corporation Law

The business combination provisions of the New York Business Corporation Law could prohibit or delay mergers or other takeovers or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. In general such provisions prohibit an “interested shareholder” (i.e., a person who owns 20% or more of our outstanding voting stock) from engaging in various business combination transactions with our company, unless (a) the business combination transaction, or the transaction in which the interested shareholder became an interested shareholder, was approved by the Board of Directors prior to the interested shareholder's stock acquisition date, (b) the business combination transaction was approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date, or (c) if the business combination transaction takes place no earlier than five years after the interested stockholder's stock acquisition date, the price paid to all the stockholders under such transaction meets statutory criteria.